FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): October 12, 1998

                             Expert Software, Inc.
            (Exact name of registrant as specified in its charter)

                                   Delaware
                (State or other jurisdiction of incorporation)

      33-89758                            65-0359860
(Commission File Number)                  (I.R.S. Employer Identification No.)



     800 Douglas Road, North Tower, 6th Floor, Coral Gables, Florida 33134
                   (Address of principal executive offices)


      Registrant's telephone number, including area code: (305) 567-9990



                               Page 1 of 3 Pages

ITEM 5.    OTHER EVENT

Expert Software, Inc. reported on October 12, 1998 that results for the quarter ended September 30, 1998 likely will be below analysts' expectations. The text of the press release follows:


                            [Text of press release]

For Immediate Release

                         Expert Software, Inc. Expects
              Third Quarter Results Below Analysts' Expectations

CORAL GABLES, Fla. -- October 12, 1998 -- Expert Software, Inc. (Nasdaq:
XPRT) today announced that it expects financial results for the third quarter ended September 30, 1998 to be below analysts' expectations. The Company expects net revenues to be approximately $5.0 million for the quarter, which includes a higher than normal provision for returns primarily related to lower than expected sell-through rates. Operating expenses will also include a charge of approximately $1.3 million for additional reserves for potential doubtful accounts related to a distributor which will likely not be collectible in full in the near term. Due to the operating loss resulting from these items, the Company currently anticipates writing-off approximately $5.5 million of deferred tax assets primarily related to tax benefits associated with tax operating loss carryforwards. As a result, the estimated loss per share will likely range from $1.35 to $1.40 per share, based on approximately 7.6 million shares outstanding.

"Sales in the third quarter historically have been low in July and August, and tend to ramp up in September as retailers prepare for the holiday season," said Ken Currier, CEO of Expert Software. "However, late quarter orders from retailers were below expectations. "

"While it is always difficult to predict short-term swings in consumer demand and retail activity, we are optimistic about the long-term outlook for the consumer software market due to sales of low cost home PCs and other factors, and we continue to focus on our core business strategy of bringing high-quality software products to the market," Currier added.

Expert Software, Inc. (Nasdaq: XPRT) is a leading developer and publisher of over 170 high-quality, value-priced software titles. The Company specializes in sophisticated yet easy-to-use programs addressing a broad array of everyday consumer interests, including entertainment, education, lifestyle, productivity and small office/home office. Over 25 million units of Expert products have been sold, including Home Design 3D(R), Landscape Design 3D(R), Diet & Fitness(TM), Resume Writer(TM), and Casino(TM). The Expert Software family of brands also includes the popular Sega PC Collection(TM), Bicycle(R) Card Games and the Gamers Choice(TM) Line of classic games. Expert Software can be found on the World Wide Web at http://www.expertsoftware.com.

                                    # # # #

Marks mentioned above are trademarks or tradenames of Expert Software, Inc., except Bicycle(R), which is a trademark of The United States Playing Card Company, and Sega(R), Sega PC Collection(R) are trademarks of Sega. Sega is registered in the U.S. Patent and Trademark office. Sega Entertainment, Inc. was formed through a joint venture between Sega of America and SOFTBANK Holdings, Inc.

This press release contains forward looking statements. Certain factors could cause actual results to differ materially from those implied or anticipated by the statements made above. These include, but are not limited to consolidation of the consumer market, uncertainties concerning anticipated growth in the consumer software and personal computer market, new product releases and upgrades by the Company and its competitors, evolving distribution channels, competition for retail space, consumer confidence levels, a negative change in brand recognition and other factors. Additional information on these and other factors that could affect the Company's financial results are included in the Company's 1997 Annual Report on Form 10-K, and in other documents on file with the Securities and Exchange Commission.

Expert Software, Inc.: 800 Douglas Road, North Tower, Coral Gables, Florida
33134.
Tel: (305) 567-9990  Fax: (305) 569-1111  Web: http://www.expertsoftware.com.

For more information contact:
Kenneth P. Currier, 305-567-9990
Chief Executive Officer


                            [End of press release]

                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 15, 1998

                          Expert Software, Inc.

                          By: /s/ Steven R. Mountain
                             Steven R. Mountain
                             Chief Financial Officer